Exhibit 99.2
                                             [LOGO]Celanese

                                Celanese AG        Corporate Center
                                Media Relations    Frankfurter Strasse
                                                   111 61476
                                                   Kronberg/Ts.
                                                   Germany
Press Information

                                                   Europe:
                                                   Michael Kraft
                                                   Phone: +49 (0)69/30514072
                                                   Telefax: +49 (0)69/305 36787
                                                   Email: M.Kraft@celanese.com


                                                   Phillip Elliott
                                                   Phone: +49 (0)69/305 33480
                                                   Telefax: +49 (0)69/305 36784
                                                   Email: P.Elliott@celanese.com


SUPERVISORY BOARD APPROVES DOMINATION AND
PROFIT TRANSFER AGREEMENT WITH BCP CRYSTAL         USA:
ACQUISITION GMBH & Co. KG                          Vance Meyer
                                                   Phone: +01 (972) 443 4847
EXTRAORDINARY GENERAL MEETING TO TAKE              Telefax: +01 (972) 443 8519
PLACE ON JULY 30/31, 2004                          Email:VNMeyer@celanese.com

BOARD OF MANAGEMENT AND SUPERVISORY BOARD
RECOMMEND CHANGE IN THE BUSINESS YEAR TO
END AS OF SEPTEMBER 30, 2004                       Date: June 23, 2004



Kronberg, Germany - (CZZ: FSE): At an extraordinary meeting on June 22, 2004, the Supervisory Board of Celanese AG approved a domination and profit transfer agreement which was concluded with BCP Crystal Acquisition GmbH & Co. KG the same day. The contract was agreed upon because of the group relationship between the two companies which resulted following the acquisition of more than 84% of outstanding shares in Celanese AG by BCP. The agreement is also a pre-condition for the two companies to obtain a consolidated corporate and business tax filing status.

As part of the domination and profit transfer agreement, BCP will be offering cash compensation to shareholders to purchase their shares for E41.92 per registered share. BCP will also guarantee that Celanese AG will provide those shareholders who wish to retain their shares in Celanese AG a gross dividend of E3.27 per registered share (current net dividend E2.89 per registered share) for each full business year.

For the company valuation on which the level of the cash compensation and guaranteed dividend are based, the Board of Management of Celanese AG and the Managing Board of BCP were advised by the financial auditors

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Ernst & Young. PricewaterhouseCoopers, who were, in accordance with the applicable German law, appointed by court order to audit the domination and profit transfer agreement, confirmed that the compensation and the guaranteed dividend were appropriate.

The compensation offer and the guaranteed dividend were determined using the German Institute of Auditors' (Institut der Wirtschaftsprufer -- IDW) S1 Standard, which is the legally recognized procedure. The comprehensive documents used to make this type of evaluation will be available upon publication of the invitation to the extraordinary general meeting. BCP's voluntary public tender offer, on the other hand, was based on a market valuation of Celanese AG considered as fair by the company after both the Board of Management and the Supervisory Board gathered all essential information and considered market conditions. This offer was accepted by a large majority of Celanese shareholders. In the reasoned opinions issued by the Board and the Supervisory Board in connection with the voluntary public offer, they presented the reasons for their determination, including two fairness opinions -- one from Goldman Sachs and one from JP Morgan.

As the domination and profit transfer agreement requires shareholder approval, Celanese AG has called an Extraordinary General Meeting for July 30/31, 2004 to be held in Oberhausen, Germany. At the meeting, shareholders will also be asked to approve a change in the company statutes in order to take advantage of the consolidated tax filing status as soon as possible. BCP holds sufficient shares to ensure that such shareholder approvals will be received. Therefore, from September 30, 2004 onwards, Celanese AG's business year will begin on October 1 and end on September 30 of the following year. A short business year will run from January 1, 2004 until September 30, 2004.

The invitation to the Extraordinary General Meeting, which will contain the agenda and the text of the domination and profit transfer agreement, will be published in the German Bundesanzeiger Federal Gazette on June 25, 2004 and will be mailed to the shareholders. It will also be available on the www.celanese.com website.
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At the time the mandatory compensation offer described in this document is commenced, assuming the U.S. tender rules apply to the transaction, BCP Crystal Acquisition GmbH & Co. KG (BCP) will file a tender offer statement with the U.S. Securities and Exchange Commission (SEC) with respect to the mandatory compensation offer and Celanese AG will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the mandatory compensation offer. Celanese AG shareholders are strongly advised to read the tender offer statement, the solicitation/recommendation statement on Schedule 14D-9 and other relevant documents regarding the mandatory compensation offer filed by BCP or Celanese AG, as the case may be, with the SEC when they become available because they will contain important information. Celanese AG shareholders will be able to receive these documents, when they become available, free of charge at the SEC's web site, www.sec.gov. Celanese AG shareholders will also be able to obtain documents filed by BCP in connection with the mandatory compensation offer free of charge from BCP and documents filed by Celanese AG in connection with the mandatory compensation offer free of charge from Celanese AG. This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Celanese AG.

For holders of Ordinary Shares in the United States:

No vote or consent of any shareholder is being sought or solicited hereby. BCP has approved the domination and profit transfer agreement and has agreed to vote in favor of approval of a shareholders resolution approving the domination and profit transfer agreement at the Extraordinary General Meeting. Approval of such resolution does not require the vote or consent of any other shareholder, and no such vote or consent is being sought or requested. This document is merely a notification of the Extraordinary General Meeting being provided for the information of other shareholders pursuant to the requirements of German law.

This document does not constitute an offer to sell or a solicitation of an offer to buy any securities. None of the transactions contemplated hereby has been or will be registered under the U.S. Securities Act of 1933, as amended. No securities referred to herein may be offered or sold in the United States or to a U.S. person absent registration under such act or an applicable exemption from the registration requirements of such act.
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Celanese AG is a global chemicals company with leading positions in its key products and world class process technology. The Celanese portfolio consists of four main businesses: Chemical Products, Acetate Products, Technical Polymers Ticona and Performance Products. The Performance Products business consists of Nutrinova sweeteners and food ingredients. In 2003, Celanese generated sales of around E4.1 billion with about 9,500 employees. The company has 24 production plants and six research centers in 10 countries mainly in North America, Europe and Asia. For further information please visit our website (www.celanese.com)